Exhibit 99.3

Poster 421

APS2013, New Orleans, LA

rvickery@theravance.com

No Evidence of Analgesic Interference or CNS Opioid Withdrawal for TD-1211 in a

Phase 2b Study in Opioid-Induced Constipation

Ross Vickery(1), Lynn Webster(2), Yu-Ping Li(1), Ullrich Schwertschlag(1), Neil Singla(3), and Daniel Canafax(1)

(1) Theravance, Inc., South San Francisco, CA; (2) Lifetree Clinical Research, Inc., Salt Lake City, UT; (3) Lotus Clinical Research, Inc., Pasadena, CA

Introduction

•             Opioid analgesics such as morphine continue to play a critical role in chronic cancer and non-cancer pain control.(1) Despite their effectiveness, opioids have significant drawbacks, notably the development of analgesic tolerance and physical dependence, sedation, respiratory depression and bowel dysfunction.(2)

•             Opioid-induced constipation (OIC) is common, affecting up to 80% of patients receiving opioids for chronic non-cancer pain.(3)

•             TD-1211 is an investigational, peripherally selective, mu-opioid receptor antagonist designed to alleviate gastrointestinal side effects of opioid therapy without affecting analgesia.

•             Safety and efficacy results, including the primary and key secondary endpoints, from a 5-week, Phase 2b study in chronic non-cancer pain OIC patients have been previously reported.(4)

•             Additional assessments on daily pain score, opioid dose, and central opioid withdrawal are reported here to demonstrate that TD-1211 is peripherally selective and does not impact centrally-mediated analgesia.

Methods

•             A 5-week, double-blind, randomized, multi-center, placebo-controlled, parallel-group study was conducted in chronic non-cancer pain patients with OIC, defined as <5 spontaneous bowel movements (SBMs) over a 2-week baseline period and at least one additional symptom of constipation in at least 25% of the bowel movements.

•             For the first 4 days of dosing, patients randomized to TD-1211 received 5mg daily and on Day 5, remained at 5mg or were dose-escalated to 10mg or 15mg daily for the remainder of the treatment period. Patients randomized to placebo received placebo for all 5 weeks.

•             For at least 14 days prior to Day 1, patients were on a stable chronic opioid regimen, with a total daily dose of >30mg morphine equivalent units (MEU).

•             Patients were required to stop laxatives and bowel regimens, except protocol-permitted rescue bisacodyl use, throughout the study.

•             Electronic diaries collected frequency, timing, and symptoms of bowel movements; use of laxatives and opioids; daily pain scores; and satisfaction / quality of life metrics.

•             The Clinician Opiate Withdrawal Scale (COWS) was used to assess symptoms of opioid withdraw at baseline and on Day 1 and Day 35.

•             The primary efficacy endpoint was the change from baseline in weekly average complete spontaneous bowel movements (CSBMs) over weeks 2-5 of treatment.

•             Week 1 was excluded from the primary analysis in order to confirm durability of response and predictability of longer term efficacy studies.

Results

Patient baseline characteristics

•             217 patients were randomized.

Opioid Use

•             Majority of patients were on opioids for >3 years.

•             Mean and median baseline daily oral opioid dose were 145 and 89 MEU, respectively, with a range of 30-1740 MEU.

•             Subjects were on a representative spectrum of opioids.

•             Back pain was the most commonly reported reason for chronic opioid use.

OIC

•             Mean duration of OIC was 6 years.

•             Mean baseline SBMs/week was 1.1-1.2.

•             Mean satisfaction with ability to manage OIC was 3.0 (on 1-6 scale); 45% of patients were notably dissatisfied (score <2).

•             20% of patients reported sometimes taking less pain medication (typically a few days each month) because of OIC.

Primary efficacy endpoint

•             All doses of TD-1211 achieved statistical significance for the change from baseline in weekly average CSBMs over weeks 2-5 of treatment. (Figure 1).

Measures demonstrating no evidence of analgesic interference

•             The mean average daily pain score (0 - 10 VAS with 10 as worst imaginable pain) was 5.9 - 6.1 across treatment groups at baseline, and the change from baseline at Week 5 ranged from -0.7 to 0.1 across the 4 treatment groups (Figure 2).

•             The mean change from baseline in daily opioid dose at Week 5 was -6, -8.9, and -4.3 MEU for the 5, 10, and 15mg TD-1211 treatment groups, respectively, compared with +4.8 MEU for placebo (Figure 3).

•             On the COWS, with a maximum possible score of 48, the maximum post-treatment score reported was 6 for patients receiving TD-1211 (2 patients) and placebo (3 patients), indicating no evidence of CNS withdrawal. (One patient in the 15mg TD-1211 group had a score of 7 at baseline.) (Figure 4)

Figure 1: Primary Efficacy Endpoint: Change from Baseline in Weekly Average CSBMs over Weeks 2-5

Efficacy Analysis (EA) Population, diff = Least Squares (LS) Mean Differences from placebo

Figure 2: Average Daily Pain Scores Per Week

Efficacy Analysis (EA) Population. Weeks 6+7 = follow-up period. Asterisk =mean. Black line = median. Blue box = upper and lower quartiles. Whiskers = minimum and maximum score range.

Figure 3: Mean Change from Baseline in Daily Opioid Use on Study Visit Days

Efficacy Analysis (EA) Population. x = mean. Black line = median. Box = upper and lower quartiles. Whiskers = Q1 - 1.5*IQR, Q3 + 1.5*IQR, where IQR = Q3-Q1. Circles = outliers beyond the whisker range.

Figure 4: Clinician Opiate Withdrawal Scale

Efficacy Analysis (EA) Population. x = mean. Black line = median. Cylinder = upper and lower quartiles. Whiskers = Q1 - 1.5*IQR, Q3 + 1.5*IQR, where IQR = Q3-Q1. Circles = outliers beyond the whisker range.

Table 1: GI-Related Adverse Events Occurring in at Least 2 Patients in Any Group

	TD-1211
	Placebo	5 mg	10 mg	15 mg	All TD-1211
Safety Population	(N=54)	(N=56)	(N=53)	(N=52)	(N=161)
No. of Patients and Percentage with GI AEs	11	13	15	14	42
	(20.4%)	(23.2%)	(28.3%)	(26.9%)	(26.1%)
Abdominal Pain	6	7	6	8	21
	(11.1%)	(12.5%)	(11.3%)	(15.4%)	(13.0%)
Abdominal Pain Upper	1	2	3	2	7
	(1.9%)	(3.6%)	(5.7%)	(3.8%)	(4.3%)
Diarrhea	0	4	6	4	14
		(7.1%)	(11.3%)	(7.7%)	(8.7%)
Flatulence	3	1	2	1	4
	(5.6%)	(1.8%)	(3.8%)	(1.9%)	(2.5%)
Nausea	2	4	8	3	15
	(3.7%)	(7.1%)	(15.1%)	(5.8%)	(9.3%)
Vomiting	1	4	1	0	5
	(1.9%)	(7.1%)	(1.9%)		(3.1%)

Tolerability and Safety

•        TD-1211 was generally well tolerated, with overall treatment emergent adverse events (TEAEs) similar between TD-1211 and placebo and gastrointestinal (GI) TEAEs predominant. (Table 1).

•        The majority of treatment-related GI AEs were associated with initiation of treatment, resolved within a few days, and were mild or moderate.

•        No treatment-related serious adverse events (SAEs) were reported.

•        No clinically significant laboratory, ECG, or vital sign abnormalities were observed.

TD-1211 Conclusions

•             10mg and 15mg demonstrated sustained, clinically meaningful response over the 5-week treatment period.

•             Met primary endpoint of change from baseline in CSBMs / week in moderate to severely constipated OIC population.

•             No evidence of interference with analgesia, as noted by stable average daily pain scores and daily opioid doses over the treatment period.

•             No evidence of centrally-mediated opioid withdrawal.

•             Generally well-tolerated with no treatment-related SAEs.

References

(1)              Walsh, T.D. (2000). Seminars in Oncology, 27, 45-63.

(2)              Walsh, T.D. (1990). J. Pain Symptom Manage., 5, 362-367.

(3)              Holzer, P. (2012). Current Pharmaceutical Design, 18, 6010-6020.

(4)              Vickery, R., et al. PainWeek 2012, Las Vegas, NV, September 5-8. Poster #121.